BY-LAW NO. 2

A By-Law relating to the borrowing of money, the issuing of securities and the securing of the liabilities of:

NORTH AMERICAN MINERALS GROUP INC.
(the "Corporation")

BE IT MADE as a By-Law of the Corporation as follows:

1.01 The board of directors of the Corporation (the "Board") may from time to time on behalf of the Corporation, without authorization of the shareholders:

(a) borrow money upon the credit of the Corporation;

(b) issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee of the Corporation, whether secured or unsecured;

(c) to the extent permitted by the *Business Corporations Act* (Alberta), give a guarantee on behalf of the Corporation to secure performance of any present or future indebtedness, liability or obligation of any person; and

(d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, moveable or immoveable, property of the Corporation including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of the Corporation.

Nothing in this section limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory note made, drawn, accepted or endorsed by or on behalf of the Corporation.

2.01 The Board may, by resolution, from time to time delegate to any person or persons as may be designated by the Board any or all of the powers conferred on the Board by Section 1.01 hereof to such extent and in such manner as the Board may determine at the time of such delegation.

3.01 The powers hereby conferred are in supplement of and not in substitution for any powers possessed by the directors or officers of the Corporation or by the Board independently of this By-law.

4.01 Any lender or other person with whom the Corporation is or may be dealing may be furnished with a certified copy of this By-law and such lender or other person shall be entitled to rely on this By-law until receipt of a certified copy of a by-law of the Corporation amending or repealing this By-law.

MADE by the Board the 17th day of February, 2006.

President

CONFIRMED by the shareholders in accordance with the *Business Corporations Act* (Alberta) the 17th day of February, 2006.

President